Exhibit 99.1

4900 West 78th Street Bloomington, MN 55435 USA	Tel: 952-820-0080 Fax: 952-820-0060	www.AugustTech.com info@augusttech.com

For Release on March 31, 2005

Contact:

Stan Piekos

August Technology

952-820-0080

August Technology Appoints Veteran Technology Executive Lynn Davis as President, COO and Member of Board of Directors

Minneapolis — March 31, 2005 — August Technology Corporation (NASDAQ:AUGT) a leading supplier of inspection and defect analysis solutions for the microelectronic industries, announced today that its board of directors has appointed Mr. Lynn Davis as President and Chief Operating Officer.  Davis was also elected to the Company’s board of directors, effective immediately.

Davis has over 30 years of operational experience in the high growth, technology arena, leading the Broadband Connectivity Group (BCG) at ADC Telecommunications to 36% compounded annual growth from 1992 through 2000 while delivering over 100% of the company’s operating profit.  Though BCG’s phenomenal growth during the 90’s was largely organic, Davis led the group to identify, acquire and successfully integrate seven entities that provided ADC with differentiable enabling technologies. Among the successful acquisitions were two chip making operations dedicated to fabricating optical networking devices. Much of BCG’s success was attributable to the world class levels of customer service and quality the group attained under Davis’s watch.

Since 2002, Davis has served as co-founder and partner of Tate Capital Partners, a private equity firm focused on investments in the microcap high technology space.  He sits on the Board of Directors of Flexsteel Industries, Inc. (NASDAQ: FLXS), Dubuque, Iowa, and Parlex Corporation (NASDAQ: PRLX), Methuen, Massachusetts and also serves as chairman of the board of privately held Infrared Solutions, Plymouth, Minnesota.   Davis holds a bachelor’s of science degree in electrical engineering from Iowa State University and a master’s degree in business administration from the University of Minnesota.

“As President and COO, Lynn will be leading our business operations including overseeing the Manufacturing, Engineering, Sales and Service and Marketing organizations,” explained Jeff O’Dell, August Technology’s Chairman and CEO.  “His background as a technology executive with significant experience in organic growth as well as mergers and acquisitions is invaluable as we move forward with our merger plans.”

“I’m excited to be joining August Technology as the Company’s leading edge advanced macro inspection solutions are now being deployed in critical process control applications across a breadth of microelectronic device manufacturing,” Davis commented.  “We intend to capitalize on these market dynamics to further enhance shareholder value.”

Davis succeeds David Klenk who will become August Technology’s first Chief Administrative Officer, overseeing human resources and organizational development while focusing on the Company’s merger integration plans.

About August Technology

August Technology’s automated inspection and data analysis solutions provide critical product and process enhancing information, which enables microelectronic device manufacturers to drive down costs and time to market.  With the first all-surface advanced macro inspection solution, August Technology has incorporated frontside, backside and wafer edge inspection in a single system.  Following detection August Technology’s decision tools correlate the defect data across surfaces and provide the comprehensive information necessary for device manufacturers to make process-enhancing decisions.  Headquartered in Bloomington, Minnesota, August Technology supports its customers with a worldwide sales and service organization.  Additional information can be found on the company’s web site at www.augusttech.com.

###